Exhibit 99.0

U.S. NEWS RELEASE: February 10, 2004
Contact Information: Mr. Dallas Talley, CEO, Capacitive Deionization Technology Systems, Inc., 13636 Neutron Road, Dallas, Texas 75244, phone (972) 934-1586; e-mail: cdtinc@cdtwater.com

CDT SYSTEMS, INC. APPROVED FOR OTCBB LISTING AND
COMPLETES CONTRACT FOR CDT JAPAN JOINT VENTURE

Capacitive Deionization Technology Systems, Inc. (CDT Systems) (CDTN) has been approved by the NASD, effective February 10, 2004, for listing the Company on the Over the Counter Bulletin Board (OTCBB). The Company had been previously listed on the Pink Sheets. CDT Systems was assisted in its efforts to obtain OTCBB listing by market maker, TR Winston & Company, Inc. (800-443-9943)

In addition, the terms of the Company's agreement with Air Water, Inc., Osaka, Japan, announced December 2003, have been completed and the initial $125,000 funding to CDT Systems has been made. Air Water evaluated CDT System's Capacitive Deionization Technology (CDT) and Japanese marketability for over two years; the results supported the establishment of a Joint Venture initially focusing on assembly of CDT AquaCells in Japan. The establishment and governmental filing for CDT Japan (JV) will be completed in March 2004

Air Water is a $1.8 Billion manufacturing and engineering company, which includes seven manufacturing plants and three research centers. The Company has over 6700 employees and 139 affiliated companies, and was formed by the merger of Sumitomo Water, Kyodo Oxygen and Daido Hoxan. Air Water is a Joint Venture partner with Air Products and Chemicals, Inc. USA, and the Kinetics Group (California).

CDT Systems, Dallas, Texas entered into an engineering and manufacturing and marketing license agreement with Lawrence Livermore National Laboratories in 1997, whereby the Company obtained rights to Lawrence Livermore's capacitive deionization patents and technology for water applications. CDT Systems has focused on enhancing the technology and establishing a volume manufacturing process while commercializing CDT. The Company is in negotiations to establish a production facility in Texas.